Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Record Third Quarter Sales and Profit
Along With Share Repurchase Plan and Dividend Increase
•	Third quarter reported EPS from continuing operations of $2.59 vs. $2.28 a year earlier
•	Consumer purchases at major U.S. retailers up more than 5 percent year-to-date
•	2-point gain in market share year-to-date
•	Company re-affirms full year adjusted EPS guidance of $3.25 to $3.35
•	Board authorizes $500 million share repurchase over four years
•	Quarterly dividend increased to $0.25 per share, double the current level
MARYSVILLE, Ohio (August 10, 2010) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that continued consumer interest in gardening activities as well as momentum from its regionalization efforts resulted in record third quarter results.
In addition, the Company said its Board of Directors has authorized the Company to repurchase up to $500 million of SMG common shares over the next four years. The Board also voted to increase the quarterly dividend paid to shareholders to $0.25 per share, double the current level.
“Our business and cash flow are strong, our balance sheet is healthy and our low debt-to-EBITDA level gives us tremendous flexibility in managing our business,” said Jim Hagedorn, chairman and chief executive officer. “We will continue to make wise investments that drive profitable long-term growth while also increasing the amount of cash we return to our shareholders. Our continued success demonstrates the power of our brands with consumers, the strength of our retail partnerships and the resiliency of our category.
“All of these factors are evident in the decision made by our Board to double our dividend and repurchase our shares, both of which demonstrate our confidence in the long-term outlook for our business.”

THIRD QUARTER RESULTS
Company-wide sales from continuing operations for the quarter ended July 3, 2010 were $1.24 billion, an increase of 1 percent from the same period a year ago. It is important to note that the timing of the Company’s fiscal calendar resulted in a five-day shift forward of the third quarter as compared with fiscal 2009. When adjusted to reflect comparable reporting periods, company-wide sales in the third quarter were up 5 percent.
Adjusted income from continuing operations, which excludes the impact of product registration and recall costs, was $176.9 million, or $2.61 per share, compared with $155.0 million, or $2.34 per share, for the same period last year. Reported income from continuing operations was $175.9 million, or $2.59 per share, compared with $150.7 million, or $2.28 per share, for the same period last year.
Global Consumer sales increased to $1.09 billion, up slightly from a year ago with foreign exchange having essentially no impact on sales. Adjusted for the calendar shift, Global Consumer sales increased 5 percent. Point-of-sale data from the Company’s major retail partners in the U.S. showed that consumer purchases increased 5 percent in the quarter.
Adjusted operating income for the Global Consumer segment improved 10 percent in the quarter to $292.7 million from $265.2 million for the same period last year.
Scotts LawnService reported a 3 percent increase in sales to $81.3 million from $79.0 million. Adjusted operating income increased 6 percent to $22.8 million, compared with $21.6 million a year ago.
Global Professional sales increased by 3 percent in the quarter to $71.9 million from $69.5 million last year. Excluding the impact of foreign currency, sales increased 7 percent. Operating income for the segment increased to $6.9 million from $5.2 million for the same period last year.
Adjusted gross margin rate increased to 40.7 percent in the quarter, compared with 38.9 percent a year earlier. Selling, general and administrative expenses (SG&A) decreased 4 percent in the quarter to $214.4 million from $223.0 million a year earlier.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) increased 15 percent to $304.4 million from $263.7 million a year ago.

YEAR-TO-DATE RESULTS
Company-wide net sales through the first nine months were $2.66 billion, up 8 percent from a year ago. Excluding the impact of foreign exchange, sales increased 7 percent.
Global Consumer sales increased 10 percent to $2.31 billion and improved by 9 percent when excluding the impact of foreign currency. Adjusted for the calendar shift, sales in Global Consumer increased 8 percent. Point-of-sale data from the Company’s major retail partners in the U.S. showed that consumer purchases increased 6 percent.
“We had outstanding growth in both sell-in and consumer purchases earlier in the season, some of which was accelerated due to good weather in April,” Hagedorn said. “While we expected our growth to moderate as the year progressed, our momentum slowed slightly more than expected beginning in May as the weather became increasingly challenging. Nonetheless, weather is part of the reality in the lawn and garden industry. Our strong growth in unit volume and market share on a year-to-date basis speaks to a high level of focus and execution that allowed us to continue to drive our business.”
Scotts LawnService sales decreased 4 percent to $144.9 million. Global Professional reported sales increased by 4 percent to $205.3 million. Excluding the impact of foreign exchange, Global Professional sales increased 2 percent.
For the first nine months, company-wide adjusted gross margin improved 50 basis points to 37.8 percent, compared with 37.3 percent. SG&A increased 3 percent to $580.4 million.
Adjusted EBITDA in the first nine months increased 25 percent to $451.1 million, compared with $359.6 million in the comparable period last year.
Adjusted income from continuing operations for the first nine months increased 27 percent to $249.8 million, or $3.71 per share, compared with $196.1 million, or $2.98 per share, a year earlier. Reported income from continuing operations was $246.0 million, or $3.65 per share, compared with $181.9 million, or $2.76 per share, for the same period last year.
“Gross margins continue to benefit from a more stable and historically normalized pricing and commodity environment,” said Dave Evans, chief financial officer. “We still expect strong improvement in gross margin rate for the full year. That fact, coupled with solid mid-single digit sales growth, allows us to confidently reaffirm our full-year guidance of $3.25 to $3.35 per share on an adjusted basis.”

SHARE REPURCHASE AND DIVIDEND INCREASE
Under the share repurchase authorization, the Company may purchase shares from time to time in open market purchases or privately negotiated transactions. The Company may make all or part of the repurchases under Rule 10b5-1 plans, which may be entered into from time to time and enable the Company to make repurchases on a more regular basis, or pursuant to accelerated share repurchases. The authorization, which expires September 30, 2014, may be suspended or discontinued at any time.
The cash dividend approved by the Board of Directors of $0.25 per share is payable September 10, 2010 to shareholders of record on August 27, 2010.
The Company will discuss its third quarter results as well as these initiatives during a Webcast and conference call at 9 a.m. Eastern Time today. The call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, the Company’s assumptions regarding such performance and plans, as well as the amount and timing of repurchases of the Company’s common shares are forward looking in nature. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
•	The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;
•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;
•	Increases in the prices of certain raw materials could adversely affect the Company’s results of operations;
•	The Company faces risks related to the current economic crisis;
•	The highly competitive nature of the Company’s markets could adversely affect its ability to grow or maintain revenues;
•	Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•	Adverse weather conditions could adversely impact financial results;
•	The Company’s historical seasonality could impair its ability to pay obligations as they come due, including the Company’s operating expenses;
•	The Company’s substantial indebtedness could limit its flexibility and adversely affect its financial condition;
•	The Company’s significant international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;
•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;
•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products without being required to pay any termination fee, the Company would lose a substantial source of future earnings and overhead expense absorption;
•	Hagedorn Partnership, L.P. beneficially owns approximately 31% of the Company’s outstanding common shares on a fully diluted basis and can significantly influence decisions that require the approval of shareholders, whether or not such decisions are in the best interest of other shareholders or the holders of the Company’s 7.25% coupon rate Senior Notes due 2018;
•	The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of our shareholders but may involve risks.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended July 3, 2010 and June 27, 2009
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 11

		Three Months Ended			Nine Months Ended
		July 3,	June 27,	%	July 3,	June 27,	%
	Footnotes	2010	2009	Change	2010	2009	Change

Net sales		$1,238.9	$1,231.4	1%	$2,664.2	$2,458.2	8%
Cost of sales		734.1	752.4		1,656.8	1,541.8
Cost of sales — product registration and recall matters		—	3.3		1.5	7.1

Gross profit		504.8	475.7	6%	1,005.9	909.3	11%
% of sales		40.7%	38.6%		37.8%	37.0%

Operating expenses:
Selling, general and administrative		214.4	223.0	-4%	580.4	565.7	3%
Product registration and recall matters		1.5	3.1		4.3	14.8
Other expense (income), net		(1.6)	(0.4)		(8.0)	(1.7)

Income from operations		290.5	250.0	16%	429.2	330.5	30%
% of sales		23.4%	20.3%		16.1%	13.4%

Interest expense		11.9	13.7		37.7	45.9

Income from continuing operations before income taxes		278.6	236.3	18%	391.5	284.6	38%

Income tax expense from continuing operations		102.7	85.6		145.5	102.7

Income from continuing operations		175.9	150.7	17%	246.0	181.9	35%

Loss from discontinued operations, net of tax		—	(2.9)		(9.3)	(13.7)

Net income		$175.9	$147.8		$236.7	$168.2

Basic income per common share:	(1)
Income from continuing operations		$2.65	$2.32	14%	$3.72	$2.80	33%
Loss from discontinued operations		—	(0.05)		(0.14)	(0.21)

Net income		$2.65	$2.27	17%	$3.58	$2.59	38%

Diluted income per common share:	(2)
Income from continuing operations		$2.59	$2.28	14%	$3.65	$2.76	32%
Loss from discontinued operations		—	(0.04)		(0.14)	(0.21)

Net income		$2.59	$2.24	16%	$3.51	$2.55	38%

Common shares used in basic income per share calculation		66.5	65.0	2%	66.2	64.9	2%

Common shares and potential common shares used in diluted income per share calculation		67.9	66.1	3%	67.4	65.8	2%

Results from continuing operations excluding product registration and recall matters:

Adjusted income from continuing operations	(4)	$176.9	$155.0	14%	$249.8	$196.1	27%

Adjusted diluted income per share from continuing operations	(2)(4)	$2.61	$2.34	11%	$3.71	$2.98	24%

Adjusted EBITDA	(3)(4)	$304.4	$263.7	15%	$451.1	$359.6	25%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Operations by Segment for the
Three and Nine Months Ended July 3, 2010 and June 27, 2009
(in millions)
(Unaudited)
The Company is divided into the following reportable segments: Global Consumer, Global Professional, Scotts LawnService® and Corporate & Other. The Corporate & Other segment primarily consists of corporate general and administrative expenses. This division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company. Certain reclassifications were made to the Global Consumer and Global Professional prior period amounts to reflect changes in the structure of the Company’s organization effective fiscal 2010.
Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, and impairment, restructuring and other charges, which are not generally accepted accounting principles (“GAAP”) measures. Management uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.
The Company follows a 13-week quarterly accounting cycle, with our first three fiscal quarters ending on a Saturday, while our fiscal year end always occurs on September 30th. This fiscal calendar convention requires the Company to cycle forward its first three fiscal quarter ends every four to five years. Fiscal 2010 is the most recent year impacted by this fiscal quarter end cycle forward process. The Company’s third quarter of fiscal 2010 began on April 4th, compared to March 29th for the third quarter of fiscal 2009. Because this third quarter cycle forward occurred during the Company’s peak spring selling season, this shift had a significant impact on the Company’s Results of Operations for the three and nine months ended July 3, 2010 as compared to the three and nine months ended June 27, 2009. The “After Impact of Calendar Shift” columns in the table below provide management’s estimate of net sales and income (loss) from operations growth for the three and nine months ended July 3, 2010, normalized for the calendar shift.

	Three Months Ended				Nine Months Ended
			% Change				% Change
	July 3,	June 27,		After Impact of	July 3,	June 27,		After Impact of
	2010	2009	Reported	Calendar Shift	2010	2009	Reported	Calendar Shift
Net Sales:
Global Consumer	$1,085.9	$1,083.2	0%	5%	$2,314.6	$2,112.1	10%	8%
Global Professional	71.9	69.5	3%	6%	205.3	196.5	4%	4%
Scotts LawnService®	81.3	78.9	3%	4%	144.9	150.5	-4%	-6%

Segment total	$1,239.1	$1,231.6	1%	5%	$2,664.8	$2,459.1	8%	7%

Roundup® amortization	(0.2)	(0.2)			(0.6)	(0.6)
Product registration and recall matters	—	—			—	(0.3)

Consolidated	$1,238.9	$1,231.4	1%	5%	$2,664.2	$2,458.2	8%	7%

Income (Loss) from Operations:
Global Consumer	$292.7	$265.2	10%	17%	$510.2	$429.2	19%	16%
Global Professional	6.9	5.2	33%	39%	15.3	26.8	-43%	-44%
Scotts LawnService®	22.8	21.6	6%	7%	1.5	(2.3)	nm	nm
Corporate and Other	(27.7)	(32.7)	15%	15%	(83.7)	(91.7)	9%	9%

Segment total	$294.7	$259.3	14%	21%	$443.3	$362.0	22%	19%

Roundup® amortization	(0.2)	(0.2)			(0.6)	(0.6)
Other amortization	(2.5)	(2.7)			(7.7)	(8.9)
Product registration and recall matters	(1.5)	(6.4)			(5.8)	(22.0)

Consolidated	$290.5	$250.0	16%	24%	$429.2	$330.5	30%	25%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
July 3, 2010, June 27, 2009 and September 30, 2009
(in millions)
(Unaudited)

	July 3,	June 27,	September 30,
	2010	2009	2009

ASSETS
Current assets
Cash and cash equivalents	$78.7	$149.2	$71.6
Accounts receivable, net	697.1	779.0	401.3
Inventories, net	461.6	547.4	458.9
Prepaids and other current assets	163.6	137.8	159.1

Total current assets	1,401.0	1,613.4	1,090.9

Property, plant and equipment, net	372.5	335.9	369.7
Goodwill, net	368.9	374.9	375.2
Other intangible assets, net	347.1	364.7	364.2
Other assets	33.7	20.3	20.1

Total assets	$2,523.2	$2,709.2	$2,220.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$200.0	$152.9	$160.4
Accounts payable	229.5	269.4	190.0
Other current liabilities	554.0	536.0	406.4

Total current liabilities	983.5	958.3	756.8
Long-term debt	490.2	967.7	649.7
Other liabilities	214.7	181.2	229.1

Total liabilities	1,688.4	2,107.2	1,635.6
Shareholders’ equity	834.8	602.0	584.5

Total liabilities and shareholders’ equity	$2,523.2	$2,709.2	$2,220.1

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended July 3, 2010 and June 27, 2009
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Three Months Ended July 3, 2010			Three Months Ended June 27, 2009
		Product Registration			Product Registration
		and			and
	As Reported	Recall Matters	Adjusted	As Reported	Recall Matters	Adjusted
Net sales	$1,238.9	$—	1,238.9	$1,231.4	$—	$1,231.4
Cost of sales	734.1	—	734.1	752.4	—	752.4
Cost of sales — product registration and recall matters	—	—	—	3.3	3.3	—

Gross profit	504.8	—	504.8	475.7	(3.3)	479.0
% of sales	40.7%		40.7%	38.6%		38.9%

Operating expenses:
Selling, general and administrative	214.4	—	214.4	223.0	—	223.0
Product registration and recall matters	1.5	1.5	—	3.1	3.1	—
Other expense, net	(1.6)	—	(1.6)	(0.4)	—	(0.4)

Income from operations	290.5	(1.5)	292.0	250.0	(6.4)	256.4
% of sales	23.4%		23.6%	20.3%		20.8%

Interest expense	11.9	—	11.9	13.7	—	13.7

Income from continuing operations before income taxes	278.6	(1.5)	280.1	236.3	(6.4)	242.7

Income tax expense from continuing operations	102.7	(0.5)	103.2	85.6	(2.1)	87.7

Income from continuing operations	$175.9	$(1.0)	$176.9	$150.7	$(4.3)	$155.0

Basic income per share from continuing operations	$2.65		$2.66	$2.32		$2.38

Diluted income per share from continuing operations	$2.59		$2.61	$2.28		$2.34

Common shares used in basic income per share calculation	66.5		66.5	65.0		65.0

Common shares and potential common shares used in diluted income per share calculation	67.9		67.9	66.1		66.1

Income from continuing operations	$175.9			$150.7
Income tax expense from continuing operations	102.7			85.6
Loss from discontinued operations, net of tax	—			(2.9)
Income tax benefit from discontinued operations	(0.1)			(1.4)
Interest expense	11.9			13.7
Depreciation	12.1			12.0
Amortization, including marketing fees	2.7			2.9
Product registration and recall matters, non-cash portion	(0.6)			0.4
Smith & Hawken closure process, non-cash portion	(0.2)			2.7

Adjusted EBITDA	$304.4			$263.7

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Nine
Months Ended July 3, 2010 and June 27, 2009
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Nine Months Ended July 3, 2010			Nine Months Ended June 27, 2009
		Product Registration			Product Registration
		and			and
	As Reported	Recall Matters	Adjusted	As Reported	Recall Matters	Adjusted
Net sales	$2,664.2	$—	$2,664.2	$2,458.2	$(0.3)	$2,458.5
Cost of sales	1,656.8	—	1,656.8	1,541.8	(0.2)	1,542.0
Cost of sales — product registration and recall matters	1.5	1.5	—	7.1	7.1	—

Gross profit	1,005.9	(1.5)	1,007.4	909.3	(7.2)	916.5
% of sales	37.8%		37.8%	37.0%		37.3%

Operating expenses:
Selling, general and administrative	580.4	—	580.4	565.7	—	565.7
Product registration and recall matters	4.3	4.3	—	14.8	14.8	—
Other income, net	(8.0)	—	(8.0)	(1.7)	—	(1.7)

Income from operations	429.2	(5.8)	435.0	330.5	(22.0)	352.5
% of sales	16.1%		16.3%	13.4%		14.3%

Interest expense	37.7	—	37.7	45.9	—	45.9

Income from continuing operations before income taxes	391.5	(5.8)	397.3	284.6	(22.0)	306.6

Income tax expense from continuing operations	145.5	(2.0)	147.5	102.7	(7.8)	110.5

Income from continuing operations	$246.0	$(3.8)	$249.8	$181.9	$(14.2)	$196.1

Basic income per share from continuing operations	$3.72		$3.77	$2.80		$3.02

Diluted income per share from continuing operations	$3.65		$3.71	$2.76		$2.98

Common shares used in basic income per share calculation	66.2		66.2	64.9		64.9

Common shares and potential common shares used in diluted income per share calculation	67.4		67.4	65.8		65.8

Income from continuing operations	$246.0			$181.9
Income tax expense from continuing operations	145.5			102.7
Loss from discontinued operations, net of tax	(9.3)			(13.7)
Income tax expense (benefit) from discontinued operations	0.1			(7.0)
Interest expense	37.7			45.9
Depreciation	36.3			35.0
Amortization, including marketing fees	8.3			9.5
Product registration and recall matters, non-cash portion	(0.2)			2.6
Smith & Hawken closure process, non-cash portion	(13.3)			2.7

Adjusted EBITDA	$451.1			$359.6

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
Results of Operations
(1)	Basic income per common share amounts are calculated by dividing income from continuing operations, loss from discontinued operations and net income by average common shares outstanding during the period.

(2)	Diluted income per common share amounts are calculated by dividing income from continuing operations, loss from discontinued operations and net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, restricted stock and restricted stock units) outstanding during the period.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income or income from continuing operations as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted income from continuing operations and adjusted diluted income per share from continuing operations — These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

The Company believes that these non-GAAP financial meaures are the most indicative of the company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders.